AMENDMENT TO THE ALPHARMA INC.
EXECUTIVE BONUS PLAN

The Alpharma Inc. Executive Bonus Plan (the "Plan") is hereby amended effective as of August 15, 2005, as follows:

1. Section 11 is hereby amended replacing Section 11 in its entirety as set forth below:

11. Partial Year Employees.

If any employee of the Company or an SBU meets all of the conditions set forth within the definition of "Eligible Employee" (i) as of the last day of an Incentive Year except the requirement that he or she have been employed by the Company or an SBU for the entire Incentive Year or (ii) his or her employment was terminated, or interrupted, during the Incentive Year by death, disability, a leave of absence of 3 months or more, Retirement or, at the discretion of the Committee, upon the sale of an SBU, such employee shall be eligible for a Bonus Award computed (based upon the previously approved performance criteria and subject to the adoption of other rules or procedures deemed equitable in the circumstances by the Committee,) as if he or she had been an Eligible Employee for the entire Incentive Year but then reduced pro rata for the portion of the Incentive Year during which he or she was not an employee of the Company or an SBU. If an employee transfers from one SBU to another (or between the Company and an SBU) during the Incentive Year his or her Bonus Award shall be prorated based upon the portion of the Incentive Year in each unit. The Company Target Bonus Pool, and the relevant SBU Target Bonus Pool, shall be increased by an amount equal to the sum of any Bonus Awards payable under this Section 10.